EXHIBIT 15.5

Letter from Ernst & Young Han Young

Ernst & Young Han Young

2-3F, 7-8F, Taeyoung Building, 111, Yeouigongwon-ro, Yeongdeungpo-gu, Seoul 07241 Korea

49-50F, Parc.1 Tower 2, 108, Yeoui-daero, Yeongdeungpo-gu, Seoul 07335 Korea

Tel: +82 2 3787 6600

Fax: + 82 2 783 5890

ey.com/kr

April 28, 2025

Securities and Exchange Commission

Division of Corporate Finance 100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read Item 16F of the Annual Report on Form 20-F dated April 28, 2025, of Korea Electric Power Corporation and are in agreement with the statements concerning Ernst & Young Han Young contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea